Exhibit 99.1

PayPal Appoints Enrique Lores to Board of Directors

SAN JOSE, Calif. – June 30, 2021 – PayPal Holdings, Inc. (NASDAQ: PYPL) today announced it has appointed Enrique Lores, president and CEO of HP Inc., to its board of directors, effective June 29, 2021. With the appointment of Mr. Lores, the company’s board has 12 members.

“Enrique is a proven leader with deep experience at the highest levels of the technology industry, and his product and operational expertise will be invaluable to PayPal as we continue to expand our leadership position in this new digital era,” said Dan Schulman, president and CEO, PayPal. “The board of directors and the entire PayPal team join me in welcoming Enrique to the board.”

Since November 2019, Mr. Lores has served as president and chief executive officer of HP Inc., and as a member of the company’s board of directors. In a career spanning over 30 years with HP, Mr. Lores has held numerous senior leadership positions across the personal systems, print, industrial and services businesses at a regional and international level, including leading teams in North America, Europe, the Middle East and Africa.

“I am thrilled to be joining the Board of one of the most innovative and impactful companies of our time,” said Lores. “Technology is perhaps the greatest tool we can utilize to drive economic inclusion, and PayPal is an incredible leader in this space. I look forward to helping the company deliver on its mission and strategic vision.”

Mr. Lores also serves on the board of directors of the Silicon Valley Leadership Group and ESADE Business School. He received his B.S. in electrical engineering from the Polytechnic University of Valencia and his M.B.A. from ESADE Business School.

About PayPal

PayPal has remained at the forefront of the digital payment revolution for more than 20 years. By leveraging technology to make financial services and commerce more convenient, affordable, and secure, the PayPal platform is empowering more than 375 million consumers and merchants in more than 200 markets to join and thrive in the global economy. For more information, visit paypal.com.

Contacts

Investor Relations

Gabrielle Rabinovitch

grabinovitch@paypal.com

Media Relations

Josh Criscoe

jcriscoe@paypal.com